Exhibit 10.11

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”), signed this 29th day of October 2018, in Moscow, the Russian Federation, by and between:

City Center Investment B.V., a company incorporated under the laws of the Netherlands, with its principal place of business at: Jupiterstraat 55, 2132HC Hoofddorp, the Netherlands, registered by the Chamber of Commerce and Industry for Amsterdam on February 10, 2003 under the file number 34186163, having on the territory of the Russian Federation its representative office at: 10 Presnenskaya Naberezhnaya, Moscow, Russia, number of accreditation entry 20150005392, Accreditation Certificate issued by Inter-District Office of the Federal Tax Service No.47 of Moscow on May 06, 2015 on the blank series 77 No. 016288433, INN 9909123302, KPP 773851001, represented by General Representative Mr. Yilmaz Musir Emre and Representative Ms. Trifonova Ksenia Olegovna, acting jointly on the basis of the Power of Attorney dated November 01, 2016 (“Landlord”), and

Limited Liability Company “Internet Solutions”, incorporated under the laws of the Russian Federation under the main state registration number (OGRN) 1027739244741, with its principal place of business at Chapaevskiy per., build. 14, premises V, floor 4, room 41, Moscow, 125252, Russia, INN/KPP 7704217370/774301001, represented by its General Director Mr. Shulgin Alexandr Alexandrovich, acting on the basis of the Charter (“Tenant”), hereinafter jointly referred to as the “Parties” and separately as a “Party”,

WITNESSETH:

WHEREAS, Landlord is the owner of the office building located at 10 Presnenskaya Naberezhnaya, Moscow, Russia according to the system of street names and numbering as in official use in Moscow, Russia as of the date of this Lease (the “Building”); Certificate of State registration of Right series 77-AP No. 126020, issued by Department of Federal Service of State Registration, Cadastre and Cartography on the territory of Moscow on April 21, 2014 (registration No. 77-77-11/014/2008-279 dated March 17, 2008); and

WHEREAS, Landlord desires to transfer for a valuable consideration to Tenant for temporary use and possession (lease) and Tenant wishes to accept from Landlord certain office space depicted on the floor plans attached hereto as Exhibit A and Exhibit A1, totally consisting of an agreed 6 181 square meters of Tenant’s Rentable Area measured and calculated according to American National Standard for measuring floor space in office buildings (BOMA) (as such measurement is defined in item (a) of Exhibit C attached hereto), namely 4 220 square meters on the 54th, 55th, floors (jointly the “Premises 1”) as well as 1961 square meters on 49th floor (the “Premises 2”) of the 59-floor part of the office Building (hereinafter Premises 1 and Premises 2 are jointly referred to as the “Premises” (as more particularly described in paragraph (b) of Exhibit C attached hereto)), and

WHEREAS, Landlord desires to lease Premises to Tenant, subject to and in accordance with the terms and conditions set forth in this Lease,

NOW, THEREFORE, the Parties have agreed as follows:

1.	ARTICLE I

1.1	Subject of Lease

Landlord does hereby transfer for temporary use and possession to Tenant, and Tenant does hereby accept from Landlord for a valuable consideration and agree to occupy, during the Term (as defined below) or renewed Term Premises upon the terms and conditions which hereafter appear. Tenant shall further have the right, during the Term, or renewed Term, to use the Common Areas (as defined below) subject to such rules and regulations of the Building as may be prescribed by Landlord from time to time for the use thereof.

1.2	Premises condition

Premises 1 shall be transferred to Tenant by Landlord in shell and core condition and in accordance with the specifications attached hereto as Exhibits B, B1. Premises 2 shall be transferred to Tenant by Landlord on Commencement Date 2 in as-is condition in accordance with the specifications attached hereto as Exhibit B.

Herewith, Landlord undertakes by its own means (with use of Landlord’s standard materials) and at its own cost to perform re-painting of walls and re-carpeting works in Premises 2 before Commencement Date 2. For the re-carpeting works, in case the delivery of carpet (for all or part of Premises 2) is delayed for any reason that is beyond the control of Landlord and/or in case the carpet material is not available in the stocks as of signing this Lease (for all or part of Premises 2), then Landlord shall carry out carpeting works after handover of Premises 2, out of business hours, as per the schedule to be agreed by the Parties for that specific part of Premises 2. Such delay in carpeting works shall not in any case be interpreted as delay in delivery of Premises 2. In addition to the above, upon Tenant’s request Landlord by its own means and at its own cost will perform minor modifications in Premises internal layout, as per the layout plans of Premises 2 attached hereto as Exhibit H.

Tenants shall perform fit-out works in Premises 1 according to the standards of good design practice appropriate to the nature of the Building and purpose as Class A office building in the city of Moscow and shall be in compliance with the regulations of all competent governmental bodies and local standards and norms, Rules of the Building, Fit-out Guideline and other requirements, specified in Article 1.2 and Exhibit B hereto.

1.3	Fit-out of Premises

Without limiting the provisions of article 1.3.1. of this Agreement if Tenant requires to make any further modifications in Premises internal layout (other than mentioned in Article 1.2 above), such works shall be pre-approved by Landlord and done at Tenant’s cost with appointment of contractors agreed with Landlord (such works hereinafter - the “Fit-out” or “Fit-out works”).

Any fit-out work in Premises shall be performed according to the standards of good design practice appropriate to the nature of the Building and purpose as Class A office building in the city of Moscow and shall be in compliance with the regulations of all competent governmental bodies and local standards and norms, Rules of the Building, Fit-out Guideline and other requirements, specified in Exhibit B hereto.

Landlord has the right to adjust any Tenant’s Fit-out works to the extent it is necessary to ensure the quiet enjoyment of premises and Common Areas by other tenants in the Building. Landlord must act reasonably, and Tenant shall irrevocably follow to Landlord’s directions, coordinating with Landlord Tenant’s Fit-out works schedule. No disturbance (including noise or smell or dirt or rubbish or any other kind of disturbance) to other tenants or to Landlord shall be caused by Tenant’s Fit-out works. At Landlord’s reasonable demand and if no alternative method can be agreed, such works shall be done out of normal business hours. If in violation of requirements of this Article any such works are done without prior Landlord’s approval or with breach of Landlord’s instruction then Landlord shall have the right (provided that Landlord has informed Tenant of any breach within a reasonable time period) to take possible measures for preventing continuation of such works, including but not limited to cancellation of access for Tenant’s contractors, full stoppage of Tenant’s Fit-out works and stop provision of all or any part of the Landlord’s Maintenance Services, which shall not be regarded as violation of Landlord’s obligations of whatever kind, notwithstanding anything to the contrary in this Lease, but a retaliatory measure . Tenant shall implement the provision on such irrevocable Landlord’s control into contracts with all Tenants’ contractors and shall guarantee the fulfilment of the above provisions up to termination of such contracts.

1.3.1. Tenant’s Initial Fit-out works in Premises 1

Without limitation of other provisions of this Lease regulating performance of Fit-out, starting from Commencement Date and first payments till June, 30, 2019 Landlord shall allow Tenant to carry out the initial Fit-out works in Premises 1 (“Tenant’s Initial Improvements”) at Tenant’s cost according to provisions specified in this Article:

Together with signing the present Lease Landlord shall provide Tenant with necessary floor plans and mechanical and electrical drawings of Premises 1 as of the signing of this Lease in paper and electronic form.

Within 2 (two) months after Lease signing but before commencement of Tenant’s Initial Improvements Tenant shall provide Landlord with its final architectural, mechanical and electrical plans for the interior office configurations of Premises 1 in paper and electronic form in dwg format including but not limited to, partitioning plan, furniture plan, reflected ceiling plan, power distribution plan, lighting plan, electrical switchboard schematics, cable tray plan, fire alarm, fire extinguishing and public address system plans, security plan, heat loss calculations, cooling load calculations, ventilation calculations, specification and certificates of the used finishing materials together with working documents, detailed list of supposed fit-out works in both English and Russian languages and such other information as Landlord may reasonably request from Tenant (“Tenant’s Initial Improvements Documents”). Landlord shall approve such Tenant’s Initial Improvements Documents or comment on them and ask for additional information or documents from Tenant which Tenant should provide to Landlord promptly. Notwithstanding, Tenant shall be responsible by its own means and at its expense for the approval of the Tenant’s Initial Improvements Documents by the competent authorities.

In order to coordinate activities of Tenant and Landlord and to control the Initial Tenant’s Improvements in Premises, Landlord may appoint a fit-out coordinator and notify Tenant thereof. Tenant shall provide such coordinator with free access to Premises 1 and shall comply with all instructions of the fit-out coordinator.

Tenant shall receive Landlord’s prior written consent for appointment of all Tenant’s contractors/agents/self-regulated organizations (SRO) for performance of the Tenant’s Initial Improvements. Notwithstanding anything to the contrary in this Lease. Starting from Commencement Date 1, Tenant’s appointed agents/contractors/SRO shall have access to Premises 1 and Common Areas, if necessary, to perform Tenant’s Initial Improvements provided that all necessary licenses and permit required to carry out the fit-out in Premises 1, including licenses on carrying out of activities by contractors/agents/SRO have been duly submitted to Landlord and Landlord has approved Tenant’s Initial Improvements Documents.

Tenant shall bear the risk of damage to or loss or theft of any Tenant’s property, materials or equipment installed by Tenant in Premises 1 or used in order to perform Tenant’s Initial Improvements.

Tenant shall promptly notify Landlord of any damages to the Building or Premises 1 or accidents while performing Tenant’s Initial Improvements and shall include a similar clause in agreements with the contractors/agents that will perform Tenant’s Initial Improvements. Tenant shall be liable for the damages caused by its agents/contractors to the Building, Premises or other Landlord’s property. In particular, Tenant shall be fully responsible for and shall save, indemnify, defend and hold harmless Landlord from and against all claims, losses, damages costs (including legal costs), expenses and liabilities arising from or relating to the performance by Tenant and/or its agents/contractors of Tenant’s Initial Improvements, including but not limited to construction, improvement and decoration works at Premises 1 in respect of:

1	Loss or damage to the property of Landlord (including but not limited to the Building/Premises),

2	Personal injury or death to any person employed by Tenant and/or its agents/contractors,

3

Personal injury including death or loss of or damage to any third party, including employees of Landlord, to the extent that any injury, loss or damage is caused while performing Tenant’s Initial Improvements including but not limited to construction, improvement and decoration works,

4

All property damages to Tenant and any third person, including but not limited to Tenant’s employees, Tenant’s agents/contractors and their employees, caused as a result of acts or omissions of Tenant or its agents/contractors during performance of Tenant’s Initial Improvements.

Before commencement of Tenant’s Initial Improvements Tenant shall arrange as a minimum the insurances set out below during the performance of Tenant’s Initial Improvements including but not limited to construction, improvement and decoration works and ensure that they are in full force and effect throughout the performance of Tenant’s Initial Improvements. Tenant shall provide Landlord with copies of insurance contracts (insurance policies) not later than the starting date of Tenant’s Initial Improvements. All such insurances contracts (insurance policies) shall be placed with reputable and substantial insurers, shall include information regarding insured works and exact address of the object where Tenant’s Initial Improvements will be performed and shall include Landlord as additional assured including in particular waiver of subrogation rights against Landlord:

(a)	Employer’s Liability Insurance covering personal injury to and death of employees of Tenant.

(b)

Construction All Risk Insurance (CAR) with existing property coverage of minimum USD 1.000.000 (one million),- and General Third Party Liability Insurance, in an amount not less than USD 1.000.000 (one million),- for any incident covering operations of Tenant and/or its contractors in the performance of Tenant’s Initial Improvements including but not limited to construction, improvement and decoration works, including property damage to any third person, including but not limited to Tenant’s employees, agents/contractors and Landlord, as well as death/injury of any person caused by acts or omissions of Tenant or/and its agents/contractors during performance of Tenant’s Initial Improvements.

(c)	Insurance covering damage to Tenant’s property occurred in Premises or in the Building.

Tenant’s Initial Improvements shall be completed before June 30, 2019 which shall be confirmed by a protocol to be signed by the parties in the form attached hereto as Exhibit I (“Tenant’s Initial Improvements Protocol”) which shall include tests and checks result, hidden works acts etc. documenting that Tenant’s Initial Improvements have been performed as intended. The specified Tenant’s Initial Improvements Protocol shall also include the final list of performed works, which list shall be submitted by Tenant and approved by Landlord. Upon completion of Tenant’s Initial Improvements, Tenant shall also submit Landlord as-built plans of the fit-out in Premises 1.

Landlord shall have the right not to sign the Tenant’s Initial Improvements Protocol as long as the fit-out works are carried out in Premises 1 by Tenant and/or Tenant’s agents/contractors, and as long as equipment and/or materials for fit-out works are not removed by Tenant and/or its agents/contractors from Premises 1 and/or Common areas of the Building. In case completion of Tenant’s Initial Improvements is delayed due to any reason, whether connected to Tenant or not (with the exception of the case when such delay is caused by the fault of Landlord), after June 30, 2019 Tenant on Landlord’s demand shall pay to Landlord a penalty in the amount of USD 6 358,9 (six thousand three hundred fifty-eight and 90/100) per each day of delay in completion of Tenant’s Initial Improvements.

In accordance with item 2 Article 612 of Civil Code of RF parties agree that Tenant shall bear obligation of making all regular payments (including Base Rent, Maintenance Charge) under the Lease as of Commencement Date of the Lease (unless another date is expressly stated), regardless of Premises not being fit for use by Tenant as office premises.

1.4	Additional Services

During the Term or renewed Term of the Lease, Landlord may render to Tenant additional services at a cost of up to USD 8 000 (eight thousand US Dollars) (references in this Lease to US Dollars shall be references to the lawful currency from time to time of the United States of America) per request, as budgeted by Landlord, related to the lease (including, but not limited to cleaning services, management services, services on arrangement of some kind of works etc.) at Tenant’s written request made in the form of Exhibit F hereto. Landlord renders such services for additional fee during certain term to be agreed by the Parties. Landlord shall have a right to refuse from rendering any additional services requested by Tenant. The cost of such additional services shall be paid by Tenant to Landlord in full in advance within 7 (seven) calendar days as of issuing Landlord’s pro-forma invoice therefor. Within 5 (five) calendar days as of completion of such additional services the Parties shall sign the act of rendered services.

1.5	Transfer of Premises

Landlord shall transfer Premises 1 to Tenant on the basis of the Act of Transfer and Acceptance of Premises 1 to be signed between the Parties on Commencement Date 1 (as defined below) in the form attached hereto as Exhibit D and Premises 2 to Tenant on the basis of the Act of Transfer and Acceptance of Premises 2 to be signed between the Parties on Commencement Date 2 (as defined below) in the form attached hereto as Exhibit D1. Landlord shall not be obligated to sign the Act of Transfer and Acceptance of Premises if the first instalment of the Security Deposit (as defined below) and/or first payments of Base Rent and/or Fixed Maintenance Charge have not been fully and timely paid by Tenant. Non-execution of the Act of Transfer and Acceptance of Premises shall not relieve Tenant from obligation to pay the Base Rent and other sums due under this Lease.

1.6	Tenant’s Rentable Area

For the purpose of Base Rent and Fixed Maintenance Charge calculation hereunder the results of measurements of the Tenant’s Rentable Area defined and calculated according to American National Standard for measuring floor space in office buildings ANSI/BOMA Z65.1-1996, published by the Building Owners and Managers Association International (BOMA), June 07, 1996 printing, shall be used. In accordance with BOMA measurements total area of the leased Premises is 6 181 square meters (“Tenant’s Rentable Area”), including Premises 1 of 4 220 square meters and Premises 2 of 1961 square meters.

1.7	Parties’ Additional Obligations

Simultaneously with signing hereof the Parties shall enter into a preliminary agreement under which they will be obliged to conclude in future an amendment agreement hereto (in the form attached to the preliminary agreement), making this Lease a long-term lease agreement (hereinafter the “Preliminary Agreement” and the “Amendment Agreement” accordingly).

Within 3 (three) calendar months upon completion of initial Fit-out works in Premises 1 since July 01, 2019, Landlord by its own means but at Tenant’s cost will take measures necessary and sufficient for the purpose of the state cadastral registration of Premises 1 and 2, including (i) arrangement of making measurements of Premises by cadastral engineer, (ii) obtainment of all necessary documentation (inter alia, floor plan and explication, project documentation, technical report, technical plan). Tenant shall pay to Landlord a fee in the amount of USD 8 500 (Eight thousand five hundred US Dollars) plus VAT, within 14 (fourteen) calendar days upon issuance of respective invoice by Landlord and render necessary assistance to Landlord for fulfillment of the specified measures by the latter and achievement of a goal mentioned in this Article 1.8.

2.	ARTICLE II

2.1	Term

Tenant shall have and hold Premises and make payments due under this Lease for a term (the “Term” or the “Term of this Lease”) commencing for Premises 1 on Commencement Date 1, which shall be October 29, 2018 and for Premises 2 - on Commencement Date 2 which shall be - December 01, 2018. Unless sooner terminated or renewed as herein provided, the Term shall end at 11.59 pm on September 30, 2019. Without prejudice to other Landlord’s remedies under the Lease, in case of non-fulfillment by Tenant of its obligation to pay the Security Deposit and/or first payments of Base Rent and/or Fixed Maintenance Charge, at its sole discretion, unilaterally refuse from performance of this Lease by sending a written notice to Tenant, specifying the termination date. At the end of the Term (including expiration of the Term and early termination of the Lease) the Parties shall enter into a termination agreement to reflect the end of their lease relations.

2.2	Automatic Renewal

(a)	This Lease shall be automatically renewed for new terms of 11 (eleven) months each under the same terms and conditions as contained herein, until August 31, 2025 inclusive.

(b)

There shall be no extension of the Term or renewal of this Lease (save as provided for in item (a) of this Article 2.2) by operation of law nor shall Tenant enjoy any rights of first refusal or pre-emption in relation to this Lease or Premises. Without limitation to the foregoing, the Parties agree that Tenant shall not at any time have the rights contained in Article 621 of the Civil Code of the Russian Federation. The only right of renewal shall be that relating to the additional terms in item (a) of this Article 2.2.

2.3	Return of Premises and Penalty on Late Return

Upon termination or expiration of the Lease Term, or in case of changing of Tenant’s Rentable Area, Tenant shall peaceably vacate and transfer Premises or its respective part to Landlord on the basis of an Act of Transfer and Acceptance of Premises (Exhibit G of this Lease) to be signed between the Parties. If upon termination or expiration of the Term of this Lease or in case of changing of Tenant’s Rentable Area Tenant delays vacation or transfer of Premises to Landlord, Landlord shall have the right to demand from Tenant and Tenant shall pay to Landlord on such demand a penalty in the amount of 150% of daily amount of Base Rentand Maintenance Charge per each day of such delay for the whole or respective part of Premises. For the avoidance of doubt, any such delay in vacation or transfer of Premises from Tenant to Landlord in case of termination or expiration of this Lease, including non-signing of the Act of Transfer and Acceptance of Premises, shall not be considered extension of the Term. For the purpose of this Article daily amount of Base Rentand Maintenance Charge shall be calculated by dividing, respectively, annual amount of then-current Base Rentand Maintenance Charge by number of days in that calendar year.

2.4	Other Lease

Tenant acknowledges that on April 28, 2018 Tenant entered with Landlord into the Office Lease agreement for the office space in the 27-floor and 59-floor part of the Building, on June 27, 2018 entered into the Office Lease agreement for the office space in the 59-floor part of the Building and for the purpose of this Article the mentioned agreements shall be referred as ”Other Lease”.

Parties agree that:

(i)

any breach of the terms and conditions of Other Lease by Party shall be deemed as the breach of the terms and conditions of this Lease by Party and any breach of the terms and conditions of this Lease by Party shall be deemed as the breach of the terms and conditions of Other Lease;

(ii)	any termination of the Other Lease or this Lease shall at any Party’s discretion lead simultaneous termination of this Lease or Other Lease respectively.

3.	ARTICLE III

3.1	Base Rent

Starting from Commencement Date 1 for Premises 1 and from Commencement Date 2 for Premises 2 and during the remainder of the Term and renewed Term in case of the Lease automatic renewal as provided for in item (a) of Article 2.2 hereof Tenant shall pay to Landlord as a rent the amounts (hereinafter - the “Base Rent”), calculated and payable in accordance with the following schedule:

(i)

- the first Base Rent payment (in respect of Premises 1) in the fixed amount of USD 585,019.18 (five hundred eighty-five thousand nineteen and 18/100 US Dollars) shall be made by Tenant within 10 (ten) business days upon signing hereof. This amount shall be for, and applied to the period from Commencement Date 1 till September 30, 2019 inclusive

-the first Base Rent payment (in respect of Premises 2) in the fixed amount of USD 265,943.84 (two hundred sixty-five thousand nine hundred forty-three and 84/100 US Dollars) shall be made by Tenant within 10 (ten) business days upon signing hereof. This amount shall be for, and applied to the period from Commencement Date 2 till April 14, 2019 inclusive;

(ii)

In case of the Lease automatic renewal as provided for in item (a) of Article 2.2 hereof, from October 01, 2019 till May 31, 2020 inclusive in respect of Premises 1 Tenant shall make Base Rent payments on the basis of calendar quarters in advance, in accordance with Article 3.6 of this Lease. The amount due for the payment period shall be calculated by multiplying the Base Rent rate of USD 550 (five hundred fifty US Dollars) per square meter per year by amount of square meters of Tenant’s Rentable Area, dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period;

(iii)

from April 15, 2019 till the end of May 31, 2019 inclusive in respect of Premises 2 Tenant shall make Base Rent payments in advance, in accordance with Article 3.6 of this Lease. The amount due for the payment period shall be calculated by multiplying the Base Rent rate of USD 550 (five hundred fifty US Dollars) per square meter per year by amount of square meters of Tenant’s Rentable Area, dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period.

(iv)

thereafter and till the end of the Term or renewed Term, Tenant shall make Base Rent payments for Premises on the basis of calendar quarters, in advance in accordance with Article 3.6 of this Lease. The amount of Base Rent due for a payment period shall be calculated by multiplying then-effective rate of Base Rent per square meter per year by amount of square meters of Tenant’s Rentable Area, dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period. Herewith, new Base Rent rate shall be determined annually starting from June 01, 2020 and each following June 01 in respect to Premises 1, starting from June 01, 2019 and each following June 01 in respect to Premises 2 according to Base Rent Rate Indexation. The Base Rent Rate Indexation shall mean an annual 5% (five percent) increase of then-current rate of Base Rent. Upon recalculation the rate shall be used with two decimals. Each such recalculation of Base Rent rate will be effected by adjusting the amount of Base Rent due from Tenant for the payment period (and subsequent periods in that 12-month period) in the relevant invoices issued by Landlord.

For avoidance of doubts, for the purpose of the first Base Rent Rate Indexation, to be made on June 01, 2020 in respect of Premises 1 and on June 01, 2019 in respect of Premises 2 the rate of Base Rent of USD 550 (five hundred fifty US Dollars) per square meter per annum shall be used.

3.2	Security Deposit for obligations in connection with Premises 2

To secure performance of Tenant’s obligations hereunder Tenant shall pay to Landlord a security deposit in the amount of USD 338, 581.43 (three hundred thirty-eight thousand, five hundred eighty-one and 43/100 US Dollars) (the “Security Deposit”) with regard to Premises 2 shall be paid by Tenant in the following order:

The first payment in the amount of USD 224,494.21 (two hundred twenty-four thousand four hundred ninety-four and 21/100) US Dollars shall be paid no later than November 12, 2018; the second payment in the amount of USD 114,087.22 (one hundred fourteen thousand eighty-seven and 22/100) US Dollars shall be paid before June 01, 2019.

Tenant and Landlord agree that Landlord shall be entitled at any time to deduct from the amount of the Security Deposit amounts for compensation of Tenant’s indebtedness in payments of Base Rent or other sums due under this Lease and any damage caused by Tenant to Premises or to the Building. If Landlord draws against the Security Deposit at any time during the Term or renewed Term Tenant shall within 7 (seven) days upon Landlord’s demand pay to Landlord the sum necessary to restore the Security Deposit to its due amount. Tenant and Landlord agree that the amount of the Security Deposit shall be recalculated on June 01, 2019 and in case of the Lease automatic renewal as provided for in item (a) of Article 2.2 each following June 01 throughout the renewed Term of the Lease, so that to be equal to the sum of the then-current Base Rent and Fixed Maintenance Charge for 92 (ninety two) days. Tenant shall restore the Security Deposit to its full amount due after such recalculation within 10 (ten) working days as of date of receipt of original invoices issued by Landlord accordingly. Subject to signing of termination agreement to the Lease within 30 (thirty) calendar days upon termination or expiration of the Term or renewed Term of this Lease Landlord shall return to Tenant the Security Deposit in Russian Roubles based on the rate stated in item (b) of Article 3.4 below (with the deduction of all sums due to Landlord under this Lease) except for in cases when this Lease is terminated before expiration of the Term (or any renewed Term) due to Tenant’s fault or where Tenant is under the laws of its incorporation (or other applicable legislation) declared bankrupt or goes into liquidation or where Tenant is dissolved or ceases to exist under the laws of its incorporation, and also if Tenant does not meet liabilities, set by item (d) of Article 12.1 hereof, in which cases the whole amount of the Security Deposit remains at Landlord’s property.

3.3	Taxation of Base Rent and Other Obligations

All monetary payments, obligations and calculations to be made under this Lease, including but not limited to Base Rent, Security Deposit, Maintenance Charge are completely exclusive of value added tax or any other similar tax that is, or may be, levied on such payments which taxes shall therefore be payable, where due, in addition to the sums stated. Landlord reserves the right to at any time require Tenant to pay, as a separate and distinct monetary obligation, to local, regional or federal taxation authorities in the Russian Federation, or, if applicable, to Landlord, the full amount of any tax, penalty or duty that is, or may be imposed in relation to any payments to be made under this Lease or in respect of Premises . For the avoidance of doubt, each Party shall be obliged to pay its own taxes.

3.4	Manner of Payment of Rent and Other Obligations

(a)

All amounts owing to Landlord under or relating to this Lease shall be paid in Russian Roubles (references in this Lease to the Russian Roubles shall be references to the lawful currency from time to time of the of the Russian Federation) by wire transfer into Landlord’s bank account, as may be designated by Landlord. The amount due on the Payment Order Date (as defined below) in Russian Roubles shall be calculated on the basis of the Rouble Equivalent (as defined below).

(b)

To calculate the Rouble Equivalent of any amount due under this Lease the official exchange rate for United State Dollar established by the Central Bank of the Russian Federation for the Payment Order Date shall be applied (the “Rouble Equivalent 1”), except for the calculation of the rouble equivalent of the amount payable in respect of the Base Rent For Premises 1 and 2, where rate of 69 (sixty-nine) Russian Rubles for 1 (One) US Dollar of the ruble equivalent calculation is applied (“Rouble equivalent 2”), except for the calculation of the rouble equivalent of the amount payable in respect of the Fixed Maintenance Charge For Premises 1 and 2, where rate of 58,50 (fifty-eight and 50/100) Russian Roubles for 1 (one) US Dollar of the ruble equivalent calculation is applied (“Rouble equivalent 3”) Ruble equivalent 1, 2 and 3 together referred as “Ruble equivalent”). If during the Term of the Lease or renewed Term the average official rate for US Dollar established by Central Bank of Russian Federation for the quarter is more than 15% (fifteen percent) of the average official rate for US Dollar established by the Central Bank of Russian Federation for the previous quarter, the Parties will have the right to renegotiate the commercial terms of the Lease. In case the agreement is not reached by the Parties within 1 (one) month, each Party shall have the right to early terminate the Lease subject to notification not less than 2 (two) months and up to 6 (six) months before the intended date of termination.

(c)

The Payment Order Date shall be the date on which Tenant submits to its bank the payment order for the respective amount due under this Lease, in confirmation of which the bank of Tenant will date the respective payment order and affix to it the stamp of the bank. The Payment Order Date shall be used only for the purposes of calculating the amount due in Russian Roubles and shall not mean the date of performance of the respective monetary obligation. The date of performance of a monetary obligation under this Lease shall be the Performance Date.

(d)

Any payment under this Lease shall be considered to be made by one Party and received by the other on the date when the amount of such payment is credited to the payee’s bank correspondent account (the “Performance Date”).

(e)	No payment obligation under this Lease may be settled in cash.

(f)

Tenant is obliged to pay all bank commissions and bear any other expenses for the payment that may be requested by Tenant’s bank and/or by a third bank until the moment the payment is credited to correspondent account of Landlord’s bank.

3.5	Rent Control

Each Party irrevocably waives the benefit of any laws applicable to this Lease or to Premises which would control, reduce or increase the rate of Base Rent provided for in this Lease, and the Parties agree to co-operate with each other to effectuate the terms of this Lease, which cooperation may include, without limitation, the termination of this Lease and the execution of a new lease agreement covering Premises, if this should be necessary in judgement of negatively affected Party. In the event any laws affecting the Base Rent payable under this Lease are not, in judgement of negatively affected Party, legally capable of circumvention so that the terms of this Lease may be effectuated, the negatively affected Party shall have the right, at its option, to terminate this Lease by 3 (three) months prior written notice given to the other Party.

3.6	Date of Base Rent, Fixed Maintenance Charge Payments

Payments of Base Rent and Fixed Maintenance Charge due for calendar quarter under this Lease shall be made on or before the later of: (i) 1st day of the calendar quarter for which the payment is to be made (which is respectively 1st of April, 1st of July and 1st of October of each year within the Term or renewed Term of the Lease), except for each first calendar quarter (which begins from the 1st of January), payment for which shall be effected not later than 3 (three) working days before the end of the preceding year, or (ii) within 14 (fourteen) calendar days upon issuance of Landlord’s pro forma invoice for the respective calendar quarter. For any other payments due under the Lease which is not listed in this Article, due date of payment shall be the date specified in respective invoice.

3.7	Charge for Late Payment

In the event any payment due to Landlord under this Lease is not made within 10 (ten) days of its due date, Landlord shall have the right to demand from Tenant and Tenant shall pay to Landlord on such demand a late charge in an amount equal to 0.1% of the amount in arrears per day of delay (“Penalty”). For the purpose of this Article, due date means date specified in Article 3.6 of this Lease for regular payments of Base Rent, Fixed Maintenance Charge, or the date specified in respective invoice for any other payment which is not listed in this Article.

3.8	Rouble value of financial obligations in respect of Base rent and Fixed Maintenance Charge

Financial obligations in respest of Fixed maintenance charge for Premises 1 and 2 shall be calculated and settlements under this Lease shall be effected at the rate of 58,50 (fifty-eight and 50/100) Russian Roubles for 1 (one) US Dollar, Financial obligations in respect of the Base rent For Premises 1 and 2, which are calculated and settled hereunder at the rate of 69 (sixty nine) Russian Roubles per 1 (one) us Dollar”, except for financial obligations in respect of other payments under the Lease.

3.9	Bank Guarantee for obligations in connection with Premises 1

On or before November 30, 2018 Tenant shall in order to secure performance of its obligations hereunder in respect to Premises 1 within the Term of the Lease and any renewed Term provide Landlord with the unconditional and irrevocable bank guarantee (“Bank Guarantee”), issued by Sberbank PJSC (the “Bank”) to the amount equal to Base Rent and Fixed Maintenance Charge for 92 (ninety-two) days plus applicable VAT (“Guarantee amount”), which shall constitute USD in the amount of 874 337,75 (eight hundred seventy four thousand three hundred thirty seven and 75/100 US Dollars).

Under such Bank Guarantee Landlord shall be entitled at any time (after Tenant has failed to pay the same as provided under the express terms of this Lease) to demand from the Bank for compensation of Tenant’s indebtedness in payments of Base Rent, Maintenance Charge and/or other sums due under this Lease.

If Landlord exercises its right under the Bank Guarantee at any time during the Term or renewed Tenant shall within 7 (seven) business days upon demand from Landlord arrange for issuance of an additional unconditional and irrevocable Bank Guarantee in the form and content identical to those of the original Bank Guarantee issued by the Bank or a bank comparable to the Bank in its financial standing and reputation for the sum necessary to restore the amount of the Bank Guarantee to its original amount. The Bank Guarantee specified in this Article shall be in effect during the initial Term and renewed Term of the Lease. If the term of the Bank Guarantee expires earlier than the expiration of the Term or renewed Term of this Lease, Tenant shall provide Landlord with unconditional and irrevocable Bank Guarantee for the then-current Guarantee Amount not later than 20 (twenty) business days before the expiration of the previous Bank Guarantee. For the avoidance of doubts, Tenant shall always ensure the continuous existence of a Bank Guarantee identical to the form and content of the initial Bank Guarantee until the expiration of the Term or renewed Term.

Tenant and Landlord agree that starting from June 01, 2020 and each following June 01 during the Term or renewed Term the Guarantee amount shall be recalculated so that to be equal to then-current Base Rent and Fixed Maintenance Charge (plus applicable VAT) for 92 (ninety two) days. Within 10 (ten) business days upon the rates increase, Tenant shall procure an increase of the Guarantee amount to the amount due after the recalculation by replacement of the existing Bank Guarantee (and in such a case the existing Bank Guarantee shall be effective till the provision of the new one) or provision of additional Bank Guarantee accordingly.

4.	ARTICLE IV

4.1	Maintenance Charge

Tenant shall pay to Landlord maintenance charge for provision of Landlord’s Maintenance Services as described in Article 9.1 below (“Maintenance Charge’’). Maintenance Charge consists of the fixed (“Fixed Maintenance Charge”) and the calculated (“Calculated Maintenance Charge “) parts.

(a)

Starting from Commencement Date 1 for Premises 1 and from Commencement Date 2 for Premises 2 and during the remainder of the Term and renewed Term in case of the Lease automatic renewal as provided for in item (a) of Article 2.2 hereof Tenant shall pay to Landlord Fixed Maintenance Charge calculated and payable in accordance with the following schedule:

(i)

- the first Fixed Maintenance Charge payment (in respect of Premises 1) in the fixed amount of USD 143,595.62 (one hundred forty-three thousand five hundred ninety-five and 62/100 US Dollars) shall be made by Tenant within 10 (ten) business days upon signing hereof. This amount shall be for, and applied to the period from Commencement Date 1 till September 30, 2019 inclusive;

- the second first Fixed Maintenance Charge payment (in respect of Premises 2) in the fixed amount of USD 65,277.12 (sixty-five thousand two hundred seventy-seven and 12/100 US Dollars) shall be made by Tenant within 10 (ten) business days upon signing hereof. This amount shall be for, and applied to the period from Commencement Date 2 till April 14, 2019 inclusive.

(ii)

In case of the Lease automatic renewal as provided for in item (a) of Article 2.2 hereof - from October 01, 2019 until May 31, 2020 inclusive in respect of Premises 1, Tenant shall make Fixed Maintenance Charge payments on the basis of calendar quarters in advance, in accordance with Article 3.6 of this Lease. The amount due for the payment period shall be calculated by multiplying the Fixed Maintenance Charge rate of USD 135

(one hundred thirty-five US Dollars) per square meter per year by amount of square meters of Tenant’s Rentable Area, dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period;

(iii)

- from April 15, 2019 till May 31, 2019 inclusive in respect of Premises 2, Tenant shall make Fixed Maintenance Charge payments in advance, in accordance with Article 3.6 of this Lease. The amount due for the payment period shall be calculated by multiplying the Fixed Maintenance Charge rate of USD 135 (one hundred thirty five US Dollars) per square meter per year by amount of square meters of Tenant’s Rentable Area dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period; ;

(iv)

thereafter and till the end of the Term or renewed Term, Tenant shall make Fixed Maintenance Charge payments for Premises on the basis of calendar quarters, in advance in accordance with Article 3.6 of this Lease. The amount of Fixed Maintenance Charge due for a payment period shall be calculated by multiplying then-effective rate of Fixed Maintenance Charge per square meter per year by amount of square meters of Tenant’s Rentable Area, dividing the result by number of days in that year and multiplying the result by the actual number of days in that payment period. Herewith new Fixed Maintenance Charge rate shall be determined annually starting from June 01, 2020 and each following June 01 in respect to Premises 1, starting from June 01, 2019 and each following June 01 in respect to Premises 2 according to Base Rent Rate Indexation. The Fixed Maintenance Charge Rate Indexation shall mean annual 5% (two percent) increase of then-current rate of Fixed Maintenance Charge. Upon recalculation the rate shall be used with two decimals. Each such recalculation of Fixed Maintenance Charge rate will be effected by adjusting the amount of Fixed Maintenance Charge due from Tenant for the payment period (and subsequent periods in that 12-month period) in the relevant invoices issued by Landlord.

For avoidance of doubts, for the purpose of the first Fixed Maintenance Charge Rate Indexation, to be made on June 01, 2020 in respect to Premises 1, on June 01, 2019 in respect to Premises 2, the Fixed Maintenance Charge rate in the amount of USD 135 (one hundred thirty five US Dollars) per annum per square meter of Tenant’s Rentable Area shall be used.

(b)

The Calculated Maintenance Charge consists of electricity expenses which are calculated on the basis of acting rate of electricity supplier of the Building and data provided by electricity consumption meter(s) installed in Premises and shall be paid by Tenant in Russian Roubles monthly, within 10 (ten) calendar days of issuing of Landlord’s rouble pro forma invoice, notwithstanding anything in this Lease to the contrary. Landlord is fully liable for proper payment to electricity-supplier.

5.	ARTICLE V

5.1	Use

Premises shall be used for general office and related purposes and no other. Premises shall not be used for any illegal purposes, nor in violation of any regulation of any governmental body. Tenant hereby agrees to comply with any and all laws, regulations and requirements applicable or in any way relating to the use and occupancy of Premises or the Building. Tenant also agrees to comply with Landlord’s rules and regulations of the Building, which may be changed by Landlord from time to time, for the use of Premises and the Building. The Parties have agreed that Premises 1 shall be used from Commencement Date till June, 30 2019 inclusive for the initial Fit-out works in Premises, and after that date the Tenant may use Premises 1 for the purposes defined in the above provisions of this Article.

5.2	Common Areas

Tenant and all persons having business with Tenant shall have the right to use all areas and facilities of the Building designated from time to time by Landlord for common use of the tenants in the Building (the “Common Areas”). Tenant shall not blockade the Common Areas or use it in such a way that impedes other tenants of Landlord from using it or creates hindrance to other tenants’ access to or use of their premises. In case an employee of Tenant behaves violating the provision of this Article, the Lease and/or Rules and Regulations of the Building, Landlord shall have the right to give a reasonable notice to Tenant about this employee’s behaviour and, in case of repeated violation of the provision of this Article, this Lease and/or Rules and Regulations of the Building by this employee, Landlord shall have the right to cancel this Tenant’s employee’s access to the Building. The violation shall be considered as repeated and specified right of Landlord becomes applicable even if this employee violates different provisions of this Article, the Lease and/or Rules and Regulations of the Building. Such cancellation of access shall not be considered as violation of any Landlord’s obligation under this Lease, notwithstanding anything to the contrary contained herein.

5.3	Use of Tenant’s name

Landlord shall, during the Term or renewed Term, have right to use Tenant’s commercial and legal name, including but not limited to brand name, logo, trade mark, in Landlord’s information booklets, brochures and internet site. Such use shall not require any additional Tenant’s approval to the extent of disclosing the fact of Landlord and Tenant partnership under the Lease.

6.	ARTICLE VI

6.1	Tenant’s Repairs

Tenant shall make all current repairs and alterations to the interior of Premises and other Tenant’s Improvements to the extent such repairs may be necessary to maintain the same in good repair and condition.

6.2	Maintenance of Tenant’s Improvements

Landlord shall not be liable for the proper or improper work or repair of any equipment and/or accessories installed by Tenant or Tenant’s contractors/agents. Tenant shall perform the necessary maintenance services regarding such equipment and/or accessories by its own means and at its own cost, and bear liability before Landlord and any third party for any property damage or/and death/injury caused by use, interruption in use or breakdown of this equipment or repairing works regarding it or non-performance of such repairing works, whether all above mentioned actions or omissions were performed by Tenant or any of its contractors/agents. Any Fit-out of Premises or other Tenant’s Improvements in the interior of Premises, initially performed by Tenant or any of its contractors/agents, shall be repaired by Tenant, and no defects, malfunctioning or non-functioning of, respectively, such specified above Fit-out, equipment and/or other Tenant’s Improvements shall constitute violation of Landlord’s maintenance, repair or any other obligation under this Lease.

7.	ARTICLE VII

7.1	Landlord’s Repairs

Landlord shall perform maintenance of Common Areas and make all necessary capital repairs and alterations to: the foundations, the roof, the exterior walls, the roof drainage system, the canopy, the structural parts of the Building and the base building heating systems, ventilation and air-conditioning systems, power distribution systems, water delivery systems, smoke and fire alarm systems and lifts.

7.2	Landlord’s Entry

Landlord may enter Premises at reasonable hours and upon reasonable notice to the Tenant (except in the case of emergency in which event Landlord may enter Premises without restriction):

(a)	to exhibit the same to prospective purchasers or tenants;

(b)	to inspect Premises to see that Tenant is complying with its obligations hereunder;

(c)	to make repairs under the terms hereof or to make repairs or modifications to any adjoining space; and

(d)	for making measurements by BTI (Bureau of Technical Inventory) and/or Cadastral Engineer, and

(e)	in other cases directly prescribed by this Lease.

8.	ARTICLE VIII

8.1	Default

If there is a failure of either Party to properly perform any of its obligations under this Lease the other Party may serve a written demand (“Default Demand”) that the respective breach be made good within 10 (ten) days, if there was a breach of monetary obligation under this Lease, or 60 (sixty) days (or such longer period as is reasonable for the remedy thereof where the breach is caused by the Casualty (as defined below) or is of such nature that it cannot reasonably be remedied within 60 (sixty) days), if there was a breach of other obligation under this Lease (unless such breach made by any Party results in a hazardous condition or there is a breach of obligation under Articles “Return of Premises and Penalty on Late Return”, “Use” or “Common Areas” of this Lease which shall then be made good as quickly as possible). If the respective breach is not made good within the applicable time period specified in the relevant Default Demand then such breach for the purposes of this Lease shall be an “Uncured Breach”.

8.2	Landlord’s Remedies

(a)

Without prejudice to other rights of Landlord under this Article, if there is an Uncured Breach by Tenant then Landlord may at its sole discretion re-enter Premises and perform, correct and repair any condition which results from the respective Uncured Breach as well as to demand from Tenant compensation for all losses and damages suffered by Landlord in connection with or arising from the Uncured Breach.

(b)	If there is an Uncured Breach by Tenant Landlord may serve a termination offer in accordance with item 2 of Article 452 of the Civil Code of the Russian Federation (the “Termination Offer”) on Tenant.

(c)

Tenant shall reply to Landlord’s Termination Offer within 15 (fifteen) days. Tenant shall state in such reply whether it accepts or rejects Landlord’s Termination Offer. If Tenant refuses to terminate this Lease on the terms and conditions of the Termination Offer, or if no termination agreement is signed (for any reason) by the Parties within 15 (fifteen) days from the date of receipt by Tenant of the Termination Offer then Landlord shall have the right to terminate this Lease through arbitration procedure in accordance with effective legislation.

8.3	Tenant’s Remedies

(a)

Without prejudice to other rights of Tenant under this Article, if there is an Uncured Breach by Landlord then Tenant may at its sole discretion perform, correct and repair any condition of Premises which results from the respective Uncured Breach but only if such performance, correction and repair works are capable of being carried out exclusively within Premises and will not cause any inconvenience to Landlord or any of the tenants in the Building. Tenant shall have a right to demand from Landlord compensation for documented real loss, incurred by Tenant in connection with or arising from the Uncured Breach or replacement of Tenant’s property damaged as a result of the Uncured Breach with the property of comparable characteristics, quality and price, but Tenant shall not be entitled to compensation for any further losses or damages unless the Uncured Breach was caused by Landlord’s willful misconduct.

(b)	If there is an Uncured Breach by Landlord Tenant may serve a Termination Offer in accordance with item 2 of Article 452 of the Civil Code of the Russian Federation on Landlord.

(c)

Landlord shall reply to Tenant’s Termination Offer within 15 (fifteen) days. Landlord shall state in such reply whether it accepts or rejects Tenant’s Termination Offer. If Landlord refuses to terminate this Lease on the terms and conditions of the Termination Offer, or if no termination agreement is signed (for any reason) by the Parties within 15 (fifteen) days from the date of receipt by Landlord of the Termination Offer then Tenant shall have the right to terminate this Lease through arbitration procedure in accordance with effective legislation.

9.	ARTICLE IX

9.1	Landlord’s Maintenance Services

(a)	Subject to Tenant’s proper performing all its obligations, Landlord shall provide for the following Landlord’s Maintenance Services:

(i)	cleaning of Common Areas on the regular basis;

(ii)	elevator service;

(iii)

electricity for lighting and for ordinary office machines and equipment except at times that the city electricity utility supplies are cut off by local authorities for repair, maintenance or any other reason beyond the control of Landlord;

(iv)

seasonable heating during winter and provision of domestic hot water during the year except at times that the city heat and hot water utility supplies are cut off by local authorities for repair, maintenance or any other reason beyond the control of Landlord;

(v)

provision of cold water at all times except at times that said cold water not being furnished due to the city cold water utility supplies are cut off by local authorities for repair, maintenance or any other reason beyond the control of Landlord;

(vi)

air ventilation and seasonable air cooling during normal business hours, on working days from 8:00 AM to 7:00 PM. Tenant has the right to get additional HVAC services out of business hours for Premises 1 and 2 for 110 (one hundred ten US Dollars) per each additional hour;

(vii)	a receptionist from 8:30 AM to 6:30 PM on working days, and 24 hour, seven days a week security guards on the Common Areas of the Building;

(viii)	outside window cleaning twice a year;

(ix)	snow clearance;

(x)	arrangement of operating a garbage refuse storage and collection service;

(xi)	landscaping and garden design;

(xii)	seasonal decoration.

(b)

Landlord may provide Maintenance Services specified in sub-item (vi) of item (a) of this Article 9.1 of the Lease out of business hours specified in the respective items, at additional cost to Tenant on Tenant’s written request (Exhibit F) given reasonably in advance. Cost of services specified in sub-item (vi) of item (a) of this Article 9.1 rendered by Landlord out of business hours, shall be USD 110 (one hundred ten US Dollars) per hour per all the floors. Payment for such additional services shall be done by Tenant to Landlord post-factum within 7 (seven) calendar days of issuing of Landlord’s invoice therefor.

(c)	Landlord shall not be liable for any damages directly or indirectly resulting from interruption of use of any equipment in connection with the furnishing of services referred to in this Article.

(d)

Considering rules and regulations of the Building Landlord shall provide Tenant’s employees with proximity cards for the access system to the Building, which shall be returned to Landlord upon expiration or termination of this Lease. In case of loss/damage of such cards at the end of the Term or extended Term or on termination of the Lease as well as their repeated provision because of loss/damage during the Term of this Lease the cost of these cards (under the act in the form specified in Rules and Regulations of the Building) shall be paid by Tenant to Landlord within 7 (seven) calendar days of issuing of Landlord’s invoice therefor.

(e)

Landlord shall inform Tenant immediately if Landlord gains knowledge of any imminent power cut-off or if Landlord has reason to suspect that such cut-off may occur. Landlord agrees to make every reasonable effort within its power to ensure the prompt resumption of power supply.

(f)

Telecommunication services in the Building shall be provided solely via technical facilities and cable of provider(s) of the Building. Provision of telecommunication services shall be excluded from the scope of this Lease. Tenant shall have a right by itself to address provider(s) of the Building for the conclusion of the agreement for the telecommunication services provision.

9.2	Conditionality

If Tenant delays payment of Base Rent, Security Deposit, Maintenance Charge, Penalty for a period longer than 45 (forty-five) days from the date when the respective payment became due in accordance with this Lease then Landlord may at its sole discretion and subject to 15 (fifteen) days’ prior written notice to Tenant stop provision of all or any part of the Landlord’s Maintenance Services. For avoidance of doubt such abatement of provision of the Landlord’s Maintenance Services shall not constitute a breach of this Lease but shall be a retaliatory measure . The obligation of Landlord to provide the Landlord’s Maintenance Services to Tenant shall in accordance with Article 328 of the Civil Code of the Russian Federation be conditional upon the obligation of Tenant to pay Base Rent, Security Deposit, Maintenance Charge, Penalty and shall not be due until and unless Base Rent, Security Deposit, Maintenance Charge, Penalty are properly paid. Landlord’s right to abate provision of the Landlord’s Maintenance Services (in full or in part) under this Article shall not prejudice its right to terminate this Lease according to Article 8.2 above.

10.	ARTICLE X

10.1	Assignment and Subleasing

(a)

Except as otherwise expressly provided herein, Tenant shall not assign, sublease, pledge or encumber any right, obligation or interest in this Lease or in Premises, nor permit the use or occupancy of Premises or any part thereof by anyone other than Tenant, whether voluntary or involuntary, without the express prior written consent of Landlord, which consent Landlord may withhold in Landlord’s sole discretion. Unless otherwise expressly agreed by Landlord to the contrary, Tenant may not sublease Premises or assign this Lease to third parties in case (i) the proposed subtenant or assignee is a tenant or subtenant within ENKA Moscow Real Estate Group; (ii) the proposed subtenant or assignee is in negotiations with one of companies of ENKA Moscow Real Estate Group; (iii) the proposed subtenant or assignee is entitled to diplomatic or sovereign immunity; (iv) the proposed sublease or assignment violates Landlord’s non-competition commitments before the other tenants of the Building and/or Naberezhnaya Tower Complex. For the purpose of this Article Naberezhnaya Tower Complex shall include the Building and both 17-floor and 27-floor parts of the building located at 10 Presnenskaya Naberezhnaya, Moscow and ENKA Moscow Real Estate Group shall include the following companies as of the date of this Lease: ENKA INSAAT VE SANAYI ANON IM SIRKETI, “City Center Investment B.V.”, LLC “Mosenka”, “E+K Development and Management S.A.” and LLC “Moskva - Krasnye Holmy”, LLC “ENKA TC”. Tenant may not advertise or list Premises for sublease or this Lease for assignment either directly or through any agent or agency without Landlord’s prior written consent.

Notwithstanding any provisions to the contrary contain in this Lease, the Parties agree that Tenant shall have the right to sublease any part of Premises to its affiliated parties, subject to prior written notice which shall be sent to Landlord not later than 2 (two) weeks before signing sublease agreement and provision of documents confirming affiliation. The Parties further agree that requirements of item (b) of this Article 10.1 shall not apply to sublease of Premises or their part to Tenant’s affiliates, unless square meter occupancy cost (as defined below) payable by subtenant exceeds square meter occupancy cost payable by Tenant under this Lease more than 5% (five percent).

(b)

Unless otherwise expressly stipulated by this Lease, Tenant shall not sublease any part of Premises at a higher square meter occupancy cost than is payable by Tenant under this Lease (such occupancy cost being in respect of the Lease the aggregate of the rate of Base Rent and the rate of Fixed Maintenance Charge allocated on a per square meter basis of Premises and, in respect of the proposed sublease, the equivalent payments due under such proposed sublease). If Tenant subleases Premises in full or in part at a higher square meter occupancy cost than is payable by Tenant under this Lease (as specified above) then Tenant shall pay to Landlord as a penalty any amounts due to Tenant under the sublease in excess of the total amount of Base Rent and Fixed Maintenance Charge due under this Lease by Tenant to Landlord. Such difference shall be included into calculation of the penalty payment. If payment for electricity which Tenant receives from subtenant exceeds the sums which Landlord receives from Tenant as Calculated Maintenance Charge then the amount of penalty shall also be increased by the exceeding sum.

All such penalty payments shall be made each month in which Tenant shall receive payments under the sublease agreement in violation of the provision of item (b) of this Article 10.1, not later than 10 (ten) calendar days after the issuing of Landlord’s invoice therefore. Tenant shall provide Landlord with an original of the sublease agreement not later than the first day of the term of sublease.

(c)	No sublease shall relieve Tenant from its obligations, undertakings and liabilities hereunder, Tenant remaining liable to Landlord under all terms and provisions of this Lease.

(d)

In case the Parties enter into early termination agreement of this Lease Tenant shall guarantee Landlord that Tenant did not have and/or terminated any and all sublease agreements in respect of all or part of Premises not later than 1 (one) week before early termination of the Lease. In case Tenant sends to Landlord or receives from Landlord Termination Offer in accordance with the provisions hereof, Tenant shall terminate any and all sublease agreements with regard to the whole or part of Premises within 1 (one) week of the date of such Termination Offer. In case, nevertheless, any such sublease agreement exists at the moment of termination of the Lease, Tenant undertakes to compensate to Landlord any and all expenses and damages arising from or connected to such sublease or subtenant’s rights in respect of Landlord or Premises (whole or part), including but not limited to loss of profit and/or penalties before new tenant(s) of the whole or part of Premises. Herewith, for avoidance of doubts, in case due to subtenant’s right for the part of Premises Landlord cannot fulfil its obligation before new tenant for the whole Premises or any part thereof, and/or cannot lease whole Premises or any part thereof, and/or can lease whole Premises or any part thereof only for the price lower then it would be if there was no claim from subtenant, Tenant shall compensate to Landlord all damages, including but not limited to loss of profit, in respect of whole or such part of Premises, notwithstanding if the part of Premises in respect of which subtenant has rights is smaller than the part of Premises affected by the situation.

(e)	Provision by Landlord of its consent to one or more assignments or subleases hereunder shall not constitute Landlord’s consent to any subsequent or future assignments or subleases.

(f)

All subtenants and assignees shall be subject to the terms and provisions of this Lease. Any act or failure to act by a subtenant of Tenant which act by Tenant would have been a default under this Lease shall be a default under this Lease as though such act or failure to act had been made by Tenant.

(g)	Landlord may assign its rights and obligations hereunder, in whole or in part, subject to the provision of prior written notice to Tenant.

(h)	For avoidance of doubts, subtenants have no right to sub-sublease Premises or part of Premises transferred to them or to assign it without the Landlord’s prior written consent.

11.	ARTICLE XI

11.1	Casualty and Insurance

(a)	Landlord shall maintain property damage and civil liability insurance policies in scope and amounts over the Building as it deems prudent.

(b)

Notwithstanding any provisions of this Lease to the contrary, if Premises or the Common Areas or any part thereof are damaged or destroyed by any peril insured by Landlord (the event of damage or destruction caused by a peril insured by Landlord being herein called “Casualty”) during the Term of this Lease, then Tenant shall give notice thereof to Landlord, and subject to, and to the extent provided for in item (a) of Article 11.1 hereof, Landlord shall, promptly thereafter, repair and restore Premises or Common Areas, excluding only Tenant’s property (which property shall include

Tenant’s furniture, fixtures, inventory, equipment, improvements which are owned by Tenant and Tenant’s employees’ and visitors’ belongings), to substantially the same condition they were in immediately prior to the Casualty. All insurance proceeds recovered on account of the Casualty shall be made available for the payment of the cost of the repairs and restoration described above. Notwithstanding the foregoing, in case of a Casualty making all Premises unusable for a period of at least 30 (thirty) days (to be determined by a reasonable estimate of the Parties), payment of Base Rent, Maintenance Charge by Tenant shall abate (except for in cases when such Casualty was caused by acts or omissions of Tenant) as of the 7th day from the start of such Casualty until restoration of Premises and Common Areas (excluding only Tenant’s property), and any advance payments Base Rent and Maintenance Charge shall be returned to Tenant on a pro-rata basis within 90 (ninety) days of the start of the Casualty provided that Tenant does not continue to occupy Premises in which case there shall be no such abatement of Base Rent and Maintenance Charge. Upon the restoration and repair of Premises, Base Rent shall continue to be paid in accordance with Article III hereof shall continue to be paid in accordance with Article I and Maintenance Charge in accordance with Article IV hereof.

(c)

If insurance money under any of Landlord’s insurance policies is wholly or partly irrecoverable by reason of any act or omission of Tenant or other occupier or where the sum insured is inadequate as a result of a breach by Tenant of any of its respective obligations in this Lease, and Tenant was notified by Landlord in writing on impossibility of insurance money receipt (in whole or in part) or on its insufficiency due to the reasons stated above, and failed to take reasonable actions for remediation of the situation within the term specified in such notice, then Tenant shall forthwith pay to Landlord upon written demand the irrecoverable amount or the amount of such shortfall as the case may be.

(d)

Tenant shall, during the Term of this Lease, procure and maintain, at its sole cost and expense, all property damage insurance covering all Tenant’s property, including furniture, fixtures, inventory, equipment, improvements which are owned by Tenant under this Lease and Tenant’s employees’ and visitors’ belongings in the amount of their full replacement cost and shall indemnify Landlord from any liability for the specified property.

(e)

Tenant shall, during the Term or renewed Term of this Lease, procure and maintain, at its sole cost and expense Third Party Liability Insurance covering bodily injury and/or property damage to Third Parties and/or Landlord caused by the acts or omissions of Tenant in their full replacement cost. Tenant shall provide Landlord with a copy of such insurance policy within 15 (fifteen) days of Landlord’s request therefore.

11.2	Indemnity

Landlord and Tenant agree that Tenant shall hold harmless Landlord and its employees from and against all losses and damages, which may arise as a result of:

(a)	death of, or damage to, any person, whether employees of Tenant, its agents, contractors, sub-contractors, visitors or otherwise or

(b)	property damage, including but not limited to, theft of or damage to Tenant’s employee’s property,

occurring on or about Premises or any part thereof by reason of

(i)	any acts or omissions of Tenant or Tenant’s agents, contractors, sub-contractors, employees or visitors or the use by any of the foregoing of Premises or

(ii)	any injury, loss or damage to any person or property upon Premises not caused by Landlord’s fault.

12.	ARTICLE XII

12.1	Tenant’s Improvements

(a)

Tenant shall make no separable or inseparable alterations in, or additions to, Premises (‘‘Tenant’s Improvements”) without first obtaining Landlord’s written consent. Landlord may make its consent conditional upon Tenant removing the respective Tenant’s Improvements (or any part of them) from Premises on termination or expiry of the Term of the Lease in which case such Tenant’s Improvements shall not become Landlord’s property, notwithstanding provisions of item (b) of Article 12.2 hereof, unless Landlord further sends to Tenant a notice requiring not to remove the specified Improvements, in which case those Improvements shall become Landlord’s property at Tenant’s Improvements Transfer Date.

(b)

In addition to the request for Landlord’s written consent to carry out certain Tenant’s Improvements Tenant also shall on Landlord’s demand deliver to Landlord a list of such ascertained Tenant’s Improvements.

(c)	Tenant’s Improvements done in Premises that are to be transferred to Landlord shall not contain any materials, equipment or any other property of any third person.

(d)

Tenant shall be responsible by its own means and at its expense for the approval of the Tenant’s Improvements by the competent authorities, if applicable. Upon Landlord’s request Tenant shall immediately provide all information and documents in this regard. If Tenant does not meet liabilities set in item (d) of this Article 12.1, Landlord shall have the right to perform the stated above actions by its own means, and Tenant shall compensate all documental expenses related to the execution of this actions within 15 (fifteen) business days as of the date of receipt of respective invoice from Landlord.

12.2	Property Right to Tenant’s Improvements

(a)

Upon completion of Tenant’s Improvements, they shall become owned by Tenant and shall be on the balance of Tenant until “Tenant’s Improvements Transfer Date” which shall be the earliest of the following dates: (i) date of termination of the Lease, (ii) date of expiration of the Term of the Lease.

(b)

On Tenant’s Improvements Transfer Date all inseparable Tenant’s Improvements shall become owned by Landlord (except for any Improvements which Landlord and Tenant agree in writing shall not become Landlord’s property, and/or property right for which was rejected by Landlord at any time on or before Improvements Transfer Date).

(c)

Tenant shall not later than 10 (ten) days before Tenant’s Improvements Transfer Date provide Landlord with the information about cost of the Tenant’s Improvements which are to be transferred to Landlord. On Landlord’s demand the Parties shall on Tenant’s Improvements Transfer Date sign an act of transfer of certain Tenant’s Improvements and other documents which will be necessary for accounting and tax related purposes (“Tenant’s Improvements Documents”). For avoidance of doubts, non-signing of Tenant’s Improvements Documents shall not affect Landlord’s ownership right to the respective Tenant’s Improvements.

(d)

Tenant or its contractors/agents shall not remove or dismantle throughout the Term of this Lease those Tenant’s Improvements, which shall in accordance with item (b) of this Article 12.2 of this Lease become owned by Landlord on Tenant’s Improvements’ Transfer Date. Such Tenant’s Improvements shall remain in or on Premises after Tenant’s Improvements Transfer Date. Tenant shall not at any time be entitled to compensation of the cost of any Tenant’s Improvements.

(e)

On expiration or termination of this Lease Tenant shall remove those Tenant’s Improvements which shall not become Landlord’s property in accordance with this Lease. Provisions of Article 17.2 of this Lease shall be applied to Tenant’s Improvements which are owned by Tenant in accordance with item (b) of this Article 12.2.

13.	ARTICLE XIII

13.1	Successors and Assigns

Except as otherwise provided herein, the words “Landlord” and “Tenant” and the pronouns referring thereto, as used in this Lease, shall mean, unless the context requires otherwise, the entities and persons named herein as Landlord and as Tenant, and their respective heirs, legal representatives, approved successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter.

13.2	Limitations of Landlord’s Liability

Notwithstanding anything to the contrary contained herein, Landlord’s liability for any breach under or in connection with this Lease shall be limited to cases when such breach was caused by Landlord’s fault provided that the aggregate amount of Landlord’s liability for all breaches shall be limited to the sum of USD 4,233,985 (four million two hundred thirty three thousand nine hundred eighty five) US Dollars) Rouble Equivalent of which at any time during the Term or renewed Term of this Lease shall be calculated at the rate specified in item (b) of Article 3.4 hereof. For avoidance of doubts, Landlord in no cases shall be liable for damages of any nature which do not follow directly from the respective breach (act or omission) but from a consequence or result of such act or omission (“Consequential Damages”) and as well as for loss of income which Tenant would have received under the usual circumstances of civil commerce if its right had not been violated, including anticipated loss of income or loss of income arisen due to business interruption, impossibility to use any equipment, loss of any contract or other business opportunity (“Loss of Benefit”), unless Landlord has intentionally violated its obligations. In case of discrepancy between the provisions of this Article 13.2 and any other provision of this Lease the provisions of this Article 13.2 shall prevail.

14.	ARTICLE XIV

14.1	Waivers

Failure of either Party hereto to complain of any act or omission on the part of the other Party, no matter how long the same may continue, shall not be deemed to be a waiver by said Party of any of its rights hereunder. No waiver by either Party at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by either Party shall require the consent or approval of the other Party, the other Party’s consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any other subsequent occasion.

15.	ARTICLE XV

15.1	Quiet Enjoyment

Landlord agrees that subject to Tenant paying Base Rent and other amounts as are required under this Lease, and performing and observing the agreements and conditions on its part to be performed and observed and subject to all the terms and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy Premises and all rights of Tenant hereunder including its rights in the Common Areas during the Term or renewed Term of this Lease without any manner of hindrance or molestation by any party claiming through or under Landlord.

16.	ARTICLE XVI

16.1	Notices

Notices and accounting documents required or permitted hereunder shall be in writing and shall be delivered by courier service or by some other means of hand delivery, addressed to the Parties hereto as follows (unless changed to another address (which may only be an address in Moscow, Russia) by a notice in accordance herewith from the Party changing its address to the other Party):

To Landlord: City Center Investment B.V.

10 Presnenskaya Naberezhnaya

Moscow, 123112, Russia

Landlord’s Bank Account:

To Tenant: Limited Liability Company “Internet Solutions”

Address: 10 Presnenskaya Naberezhnaya, 30th floor, Moscow, 123112, Russia

Tenant’s Bank Account:

Notices delivered by courier service or hand delivery as aforesaid shall be deemed effective on the date of delivery to the foregoing addresses. For the faster transfer of information the notices shall be copied by fax or e-mail.

17.	ARTICLE XVII

17.1	Entire Agreement

This Lease contains the entire agreement of the Parties and no representations or agreements, oral or otherwise, between the Parties not embodied herein shall be of any force or effect.

17.2	Tenant’s Property

Upon termination of this Lease or expiration of the Term Tenant shall remove all its and/or any third parties’ property from Premises. Hereby Tenant agrees that if Tenant does not remove all its or any third parties’ effects from Premises at the termination of this Lease or upon Landlord’s taking possession of Premises , by such omission Tenant rejects its ownership right for its property and undertakes all responsibility for any third party’s property left in Premises, and Landlord may, at its option, remove all or part of those effects in any manner which Landlord shall choose and store the same without liability to Tenant or third parties for loss thereof or dispose of the same in any manner Landlord deems appropriate, and Tenant shall be liable before and indemnify Landlord from all claims concerning specified property, and shall also compensate to Landlord and/or any third party all expenses incurred by Landlord or any third party in such removal, disposal or storage thereof.

17.3	Costs and Expenses

Wherever in this Lease provision is made for the doing of any act by any Party it is understood and agreed that such act shall be done by such Party at its own cost and expense unless a contrary intent is expressed.

17.4	Exhibits and Headings

The headings for the various provisions of this Lease are used only as a matter of convenience for reference, and are not to be considered a part of this Lease or used in determining the intent of the Parties to this Lease. Any exhibits attached hereto however, shall be deemed an integral part of this Lease. Unless the context requires otherwise, any reference to Article or Exhibit shall mean reference to the respective Article or Exhibit of this Lease.

17.5	Interpretation of the word “Premises”

Unless otherwise clearly stated or definitely follows from the context, the word “Premises” in this Lease shall mean Premises as specified in Exhibit A, as more particularly described in paragraph (b) of Exhibit C attached hereto.

17.6	Interpretation of Parties1 Obligations

(a)	Any obligation of any Party in this Lease not to do any act or thing shall include an obligation not to allow such act or thing to be done.

(b)	References in this Lease to act or omission of Tenant shall include acts or omissions of any sub-tenant or of anyone at Premises with Tenant’s or any sub-tenant’s permission;

(c)

References in this Lease to “business days” mean reference to any day which is not a public holiday in Russia or a Saturday or Sunday (except for any Saturday or Sunday officially declared a working day in Russia).

17.7	Severability

Should any term, condition or provision of this Lease be deemed, found or declared invalid, illegal or unenforceable for any reason by court decree or otherwise, such invalidity or unenforceability shall not affect or impair the validity and enforceability of the remaining terms, conditions and provisions hereof, and the Parties undertake to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with the enforceable and valid provisions which would produce as near as may be possible the economic result previously intended by the Parties without renegotiation of any material terms and conditions stipulated hereunder.

17.8	Substantial Change of Circumstances

Save for as provided for in Article 3.5 hereof, a substantial change of circumstances from which the Parties proceeded in the conclusion of this Lease (as defined in Article 451 of the Civil Code of the Russian Federation) shall not create a basis for amendment or termination of this Lease by any Party hereto.

17.9	Landlord’s Right to Refuse from the Lease Unilaterally

Without prejudice to any other Landlord’s rights hereunder Landlord shall have the right at its own discretion to refuse from performance of this Lease with prior written notice to Tenant not later than 30 (thirty) days before the supposed date of termination hereof if:

(a)

bankruptcy procedure regarding Tenant is started in order prescribed by law applicable as Tenant’s personal law (for the purpose of this Article it means submission of request for declaring bankruptcy by Tenant or any other person to the competent authority); or

(b)	the decision of reorganization of Tenant has been taken in order prescribed by law applicable as personal law of this legal entity (save for change of organizational-legal form of legal entity); or

(c)

the decision of wilful (obligatory) liquidation of Tenant has been taken in order prescribed by legislation applicable as Tenant’s personal law (for the purpose of this Article it means submission request for liquidation by Tenant or any third party to the competent authority); or

(d)

Building is substantially damaged as a result of Casualty not caused by Landlord’s fault and, in Landlord’s reasonable judgement, it cannot be reconstructed within 90 (ninety) days of the start of such Casualty; or

(e)	Tenant’s indebtedness before Landlord under this Lease exceeds the amount of paid Security Deposit.

17.10	Tenant’s Right to Refuse from the Lease Unilaterally

In case of the Lease automatic renewal as provided for in item (a) of Article 2.2 hereof Tenant shall have the right at its own discretion to refuse from performance of this Lease without any penalties on June 01, 2022 by sending prior written notice to Landlord not later than September 01, 2021.

17.11	Force Majeure

Any Party shall be relieved from liability for non-performance or delay in performance of its obligations hereunder if such non-performance or delay is caused by circumstances of Force Majeure arising after the execution of this Lease provided that such relief from liability shall only relate to those obligations directly affected by such Force Majeure and such relief shall only subsist for as long as such Force Majeure exists. For the purposes of this Article, Force Majeure shall mean extraordinary events or circumstances which a Party could neither foresee nor prevent by reasonable means including but not limited to any insurrection, riot, war, revolution, hostile action by national armed force, civil war, act of terrorism or sabotage, fire, flood, earthquake or other Act of God, any nationalisation, expropriation or confiscation of any assets of Landlord or Tenant in Russia and other circumstances beyond a Party’s reasonable control provided that lack of funds shall not constitute Force Majeure.

17.12	Tenant’s Documents

On or before signing hereof Tenant shall provide Landlord with all documents listed in Exhibit E hereto.

18.	ARTICLE XVIII

18.1	Arbitration

(a)

In the event of any dispute between the Parties or claim arising from or in connection with this Lease, including those which refer to its performance, violation or invalidity, such dispute shall be brought heard and resolved by the International Commercial Arbitration Court (ICAC) at the Russian Federation Chamber of Commerce and Industry which is situated in Moscow in accordance with its rules and procedures. A dispute shall be resolved by a panel of 3 (three) arbitrators. Each Party shall choose its own arbitrator from the list of arbitrators of the ICAC and these 2 (two) arbitrators shall choose the third arbitrator, which will be the presiding one, from the list of arbitrators of the ICAC. If 2 (two) appointed arbitrators will not agree on the candidature of the third arbitrator within 14 (fourteen) days of their appointment, the third arbitrator shall be appointed by Presidium of the ICAC. The award of the arbitrators shall be final and binding on all Parties. All fees and expenses charged by the ICAC including the fees and expenses of the arbitrators shall be at the discretion of the arbitrators and if no direction is made shall be paid in equal shares by the Parties.

(b)

Notwithstanding the above if for any reason whatsoever the preceding item (a) of this Article 18.1 shall be found to be invalid the Parties agree that all disputes arising out of or in connection with this Lease shall be brought heard and resolved only in the state arbitration courts of the Russian Federation and in such event Tenant irrevocably submits to the jurisdiction of the state arbitration courts of the Russian Federation.

18.2	Governing Law

This Lease shall be governed by and interpreted in accordance with the laws of the Russian Federation.

18.3	Paramount Language

This Lease has been executed in 9 (nine) copies (3 (three) in English and 6 (six) in Russian languages) each of which shall be considered an original and in the event of any discrepancy between English and Russian versions hereof Russian version shall prevail.

Agreed and signed for and on behalf of:

Landlord::	Tenant::
By:_/signature/ M.E. Yilmaz	By:_/signature/ A.A. Shulgin
Name: Yilmaz Musir Emre	Name: Shulgin Alexandr Alexandrovich
Title: General Representative	Title: General Director
(Corporate Seal)

By: :_/signature/ K.O. Trifonova
Name: Trifonova Ksenia Olegovna
Title: Representative
(Corporate Seal)

Seal:	Seal:
[City Center Investment B.V.]	[Internet Solutions Limited Liability Company Reg. No. 103588 Moscow]

EXHIBIT A

FLOOR PLAN OF PREMISES 1

EXHIBIT A1

FLOOR PLAN OF PREMISES 2

EXHIBIT B

BASE BUILDING SPECIFICATIONS

EXHIBIT B1 - PREMISES SHELL AND CORE DEFINITION

EXHIBIT C

BUILDING AREA DEFINITIONS

EXHIBIT D

FORM OF ACT OF TRANSFER AND ACCEPTANCE OF PREMISES 1

EXHIBIT D1

FORM OF ACT OF TRANSFER AND ACCEPTANCE OF PREMISES 2

EXHIBIT E

LIST OF TENANT’ DOCUMENTS

EXHIBIT F

REQUEST FORM

Date:

EXHIBIT G

FORM OF ACT OF TRANSFER AND ACCEPTANCE OF PREMISES

EXHIBIT H

LAYOUT PLANS OF 49 FLOORS

EXHIBIT I

FORM OF TENANT’S INITIAL IMPROVEMENTS PROTOCOL

All Exhibits hereto agreed and signed for and on behalf of:

Landlord::	Tenant::
By:_/signature/ M.E. Yilmaz	By:_/signature/ A.A. Shulgin
Name: Yilmaz Musir Emre	Name: Shulgin Alexandr Alexandrovich
Title: General Representative	Title: General Director
(Corporate Seal)

By: :_/signature/ K.O. Trifonova
Name: Trifonova Ksenia Olegovna
Title: Representative
(Corporate Seal)

Seal:	Seal:
[City Center Investment B.V.]	[Internet Solutions Limited Liability Company Reg. No. 103588 Moscow]